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                                                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report dated February 3, 2006 relating to the financial statements of Ambient Corporation which appears in Ambient Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern). We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Certified Public Accountants
Saddle Brook NJ
June 6, 2006